UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUTLER NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	41-0834293
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

19920 W. 161st Street, Olathe, Kansas	66062
(Address of Principal Executive Offices)	(Zip Code)

2016 Equity Incentive Plan

(Full Title of the Plan)

With a copy to:
Clark D. Stewart 19920 W. 161st Street Olathe, Kansas 66061	Paul William Bryan Cave LLP 3800 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105

(Name and address of agent for service)

(913) 730-9595

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	12,500,000	$0.32	$4,000,000	$463.60

(1)

In addition to the securities set forth in the table, the amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable under the Plan as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	This amount represents an additional 12,500,000 shares of common stock, par value $0.01 per share of Butler National Corporation issuable under the 2016 Equity Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, and based on the average of the bid and asked price of the Registrant’s Common Stock on the OTC Markets Group on July 14, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 000-01678) for the fiscal year ended April 30, 2017 filed with the Commission on July 21, 2017, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains the Registrant’s audited financial statements for the fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed);

(c) The description of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), contained in the Current Report on Form 8-K filed with the Commission on July 21, 2017, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, a description of the securities is omitted from this Registration Statement in accordance with the rules and regulations of the Commission.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-6002 (a)(8) of the Kansas General Corporation Code provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 17-6424 of the Kansas General Corporation Code (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) and amendments thereto; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s restated and amended certificate of incorporation contains the provisions permitted by Section 17-6002 (a)(8) of the Kansas General Corporation Code. The effect of these provisions is to eliminate the Registrant’s and its stockholders’ rights (through stockholders’ derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. The limitations described above, however, do not affect the ability of the Registrant or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws.

Under Section 17-6305 of the Kansas General Corporation Code, a corporation has the power under specified circumstances to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments and other amounts incurred in any such action, suit or proceeding. The Bylaws of the Registrant provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Registrant, by reason of the fact that he is or was a director of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, including attorneys’ fees, to the full extent permitted by Kansas Corporation Code, as amended, K.S.A. 17-6305.

The Bylaws provide that the Registrant may, at the discretion of the Board of Directors, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit, or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Registrant, by reason of the fact that he is or was an officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, including attorneys’ fees, to the full extent permitted by Kansas Corporation Code, as amended, K.S.A. 17- 6305.

Under the indemnification provisions of the Bylaws, the Registrant is obligated to reimburse directors for all expenses, including attorneys’ fees, costs, settlement, fines and judgment incurred by or levied upon the director in connection with any action, suit or proceeding referred to in the Bylaws. To the extent that an officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Bylaws, or in defense of any such claim, issue or matter, the Registrant shall indemnify him against expenses actually and reasonably incurred by such person in connection therewith, including attorneys’ fees. The Registrant may also advance certain expenses incurred by directors or officers upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized in these Bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Additionally, any indemnification of directors, officers, employees or agents pursuant to the Bylaws, unless ordered by a court, shall be made by the Registrant only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Kansas Corporation Code, as amended, K.S.A. 17-6305. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The Registrant is entitled to participate or assume the defense of actions, suits or proceedings under certain circumstances.

The indemnification and advancement of expenses provided by the Bylaws and under the Articles of Incorporation are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The Registrant has the power to give any further indemnity, in addition to the indemnity authorized or contemplated under the Bylaws or Articles of Incorporation, to any person who is or was a director, officer, employee or agent or to any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, no such indemnity shall indemnify any person from or on account of such person’s conduct which was determined by a final judgment or adjudication to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or if such indemnification would violate applicable law. The Registrant may enter into indemnification agreements with each director and officer of the Registrant whom the Board of Directors authorizes by vote of a majority of a quorum of disinterested directors.

The Registrant currently has directors and officers’ liability insurance that insures directors and officers of the Registrant with respect to claims made for alleged wrongful acts in their roles as directors or officers of the Registrant and its subsidiaries. The insurance also insures the Registrant for claims against the Registrant’s directors or officers in situations in which the Registrant has an obligation to indemnify its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Butler National Corporation certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, Kansas on July 21, 2017.

BUTLER NATIONAL CORPORATION (Registrant)

By:	/s/ Clark D. Stewart
Clark D. Stewart Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clark D. Stewart, Tad M. McMahon, Christopher J. Reedy, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Clark D. Stewart Clark D. Stewart	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2017

/s/Tad M. McMahon Tad M. McMahon	Chief Financial Officer (Principal Financial Officer)	July 21, 2017

/s/Christopher J. Reedy Christopher J. Reedy	Vice President and Secretary	July 21, 2017

/s/R. Warren Wagoner R. Warren Wagoner	Director	July 21, 2017

/s/David B. Hayden David B. Hayden	Director	July 21, 2017

/s/Michael J. Tamburelli Michael J. Tamburelli	Director	July 21, 2017

/s/ Bradley K. Hoffman Bradley K. Hoffman	Director	July 21, 2017

Exhibit No.

4.1

Amended and Restated Articles of Incorporation of Butler National Corporation (incorporated herein by reference to Exhibit B to the Registrant’s Definitive Proxy Statement (File No. filed with the Commission on December 26, 2001)).

4.2	Bylaws of Butler National Corporation (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q (File No. 000-01678) filed on March 14, 2013).

5.1	Opinion of Bryan Cave LLP regarding the legality of the shares of Common Stock offered by this Registration Statement.*

23.1	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of RBSM LLP.*

24.1	Powers of Attorney of the directors and certain officers of the Registrant (included on the signature page hereto).

* Indicates exhibit filed with this Registration Statement